EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED MAY 19, 2005

May 19, 2005

Dear NTS Mortgage Income Fund Shareholder:

        On May 9, 2005, we learned of an offer by MacKenzie Patterson Fuller, Inc. and its affiliates, MP Value Fund 8, LLC, MP Value Fund 6, LLC and MacKenzie Patterson Fuller Special Fund 7, LLC, to purchase your shares in NTS Mortgage Income Fund for $3.50 per share in cash, less a $50.00 transfer fee. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As management of NTS Mortgage Income Fund, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. For the reasons set forth below, we recommend that you reject the offer.

        MacKenzie Patterson states in its list of frequently asked questions and in the “Assignment Form” included with its mini-tender offer that, for a fee of $10, MacKenzie Patterson will obtain a Medallion Signature Guarantee for you. We believe that any Medallion Signature Guarantee obtained in this manner is improper and invalid. Medallion Signature Guarantees are governed by the Uniform Commercial Code. Pursuant to the relevant section of the Uniform Commercial Code, any person guaranteeing a signature warrants that, at the time of signing: (1) the signature was genuine; (2) the signatory was an appropriate person to sign; and (3) the signatory had legal capacity to sign. As a result, we believe that any Medallion Signature Guarantee must be obtained in person at the time of the signing. We do not believe that a “guarantor” of a signature could warrant any of the foregoing without actually witnessing the signing and meeting the signatory.

        We also believe that MacKenzie Patterson has failed to provide you with certain important procedural safeguards associated with tender offers for which filings are required by the SEC. As management of NTS Mortgage Income Fund, it is our duty to inform you of this information. Specifically, if you tender to MacKenzie Patterson, you do not have the right to withdraw your shares. The offer may be rescinded only by MacKenzie Patterson if NTS Mortgage Income Fund has a material change in its financial condition during the offering period. Under SEC rules applicable to tender offers, you would be able to withdraw at any time until closing of the tender. Also, MacKenzie Patterson’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if shareholders tender more interests than MacKenzie Patterson desires to purchase. MacKenzie Patterson’s offer indicates that shares of NTS Mortgage Income Fund will be purchased on a “first-come, first-buy basis” and that MacKenzie Patterson is willing to purchase up to approximately 4.0% of the outstanding shares. Under SEC rules applicable to tender offers, MacKenzie Patterson would be required to accept tenders on a pro rata basis.

        Importantly, please note MacKenzie Patterson’s “Assignment Form” included with the tender offer contains qualifications and contingencies that you should read carefully before you make any decision. For these and other reasons, we recommend that you do not accept MacKenzie Patterson’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and MacKenzie Patterson accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with our bylaws.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund